Exhibit 10.39
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
_____ YEAR-END FRENCH ALTERNATIVE RSU AWARD
     This Award Agreement sets forth the terms and conditions of the ___Year-End award (this “Award”) of French Alternative RSUs (“Year-End French Alternative RSUs”), which is comprised of “Base” Year-End RSUs, granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. In light of the U.S. tax rules relating to deferred compensation in Section 409A of the Code, to the extent that you are a United States taxpayer, certain provisions of this Award Agreement and of the Plan shall apply only as provided in Paragraph 15.
     2. Award.
          (a) The number of Year-End French Alternative RSUs subject to this Award is set forth (as “___Year-End Base RSUs (French Alternative)”) in the Award Statement delivered to you. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. In addition, as set forth in your Award Statement, all Shares delivered pursuant to your Year-End French Alternative RSUs will be subject to transfer restrictions following the Delivery Date as described in Paragraph 3(b)(iv) below. This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 12. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 3(b) if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
          (b) This Award is made available to you solely because you are an employee of the Firm on the Date of Grant who does not own shares representing 10% or more of the issued share capital of GS Inc.
     3. Vesting and Delivery and Transfer Restrictions.
          (a) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date you shall become Vested in the number or percentage of Year-End French

Alternative RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding Year-End French Alternative RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply to such Vested Year-End French Alternative RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares underlying such Vested Year-End French Alternative RSUs would be delivered).
          (b) Delivery and Transfer Restrictions.
               (i) The Delivery Dates with respect to this Award shall be the dates specified (next to the number or percentage of Year-End French Alternative RSUs) as such on your Award Statement if such date is during a Window Period or, if such date is not during a Window Period, the first Trading Day of the first Window Period beginning after that date. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. Notwithstanding any other provision to the contrary in this Award Agreement or your Award Statement, a Delivery Date shall not occur prior to the expiration of a minimum period of two years following the Date of Grant, except as provided in Paragraph 3(c) hereof.
               (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10 and 15, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after each date specified as a Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding Year-End French Alternative RSUs with respect to which such Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book-entry credit to a special custody account or a special brokerage account, as approved or required by the Firm and shall be subject to the Transfer Restrictions described in Paragraph 3(b)(iv) hereof until the applicable “Transferability Date” (defined below) identified on your Award Statement. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.
               (iii) Notwithstanding Section 1.3.2(i) of the Plan, you shall receive, on each Delivery Date, Shares only to the exclusion of cash, other securities, other Awards or other property.
               (iv) Notwithstanding any other provision to the contrary in this Award Agreement (except as provided in Paragraphs 3(c), 7 and 9(h)) or the Award Statement and except as may be determined by the Firm in a manner it concludes, in its sole discretion, is consistent with the deferral of French income taxes with respect to the Year-End French Alternative RSUs: (A) on each Delivery Date (or any other date delivery of Shares is called for hereunder) and until the date specified herein as the applicable Transferability Date (which date shall not occur prior to the expiration of a minimum period of two years following the applicable Delivery Date) (all such dates, the “Transferability Dates”), all of the delivered Shares underlying your Year-End French Alternative RSUs for which the applicable Delivery Date has occurred will be subject to the “Transfer Restrictions” (as hereinafter defined) (such Shares, “Restricted Shares”) and shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (collectively referred to as the “Transfer Restrictions”) and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the

Transfer Restrictions shall be void; and (B) until the applicable Transferability Date, if and to the extent your Restricted Shares are certificated, the Certificates representing such Restricted Shares are subject to the restrictions in this Paragraph 3(b)(iv), and GS Inc. shall advise its transfer agent to place a stop order against the transfer of such Restricted Shares in violation of the Transfer Restrictions. Within 30 Business Days after the Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions. Shares underlying 50% of your French Alternative Year-End RSUs with a Delivery Date (as specified on your Award Statement) of ___will have a Transferability Date of ___. Shares underlying (i) the remaining 50% of your French Alternative Year-End RSUs with a Delivery Date (as specified on your Award Statement) of ___- and (ii) 100% of your French Alternative Year-End RSUs with a Delivery Date (as specified on your Award Statement) of ___will have a Transferability Date of ___.
               (v) In the discretion of the Committee, delivery of Shares (including Restricted Shares) may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your French Alternative Year-End RSUs, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your executing any documents related to, and your paying for any costs associated with, such escrow account) as the Firm may deem necessary or appropriate.
          (c) Death. Notwithstanding any other Paragraph of this Award Agreement (except Paragraphs 9(j) and 15), if you die prior to the Delivery Date and/or the Transferability Date, the Shares underlying your then Outstanding Year-End French Alternative RSUs shall be delivered to the representative of your estate and any Transfer Restrictions shall cease to apply as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding Year-End French Alternative RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
     4. Termination of Year-End French Alternative RSUs and Non-Delivery of Shares; Retrocession of Restricted Shares.
          (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6, 7, and 9(h), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such Year-End French Alternative RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 7, and 9(h), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(iv).

          (b) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding Year-End French Alternative RSUs (whether or not Vested) immediately shall terminate, such Year-End French Alternative RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:
               (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;
               (ii) any event that constitutes Cause has occurred;
               (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
               (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
               (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
               (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid; or
               (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Year-End French Alternative RSUs.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (A) any Firm employee or consultant (1) with whom you personally worked while employed by the Firm, or (2) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (B) any Managing Director of the Firm.

Notwithstanding the foregoing, your Outstanding Year-End French Alternative RSUs with a Vesting Date (as specified on your Award Statement) of December 31, ___that become Vested will not be subject to Paragraph 4(b)(iii) following December 31, ___.
          (c) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Restricted Shares immediately shall terminate and such Restricted Shares shall be retroceded for no consideration if:
               (i) any event constituting Cause has occurred;
               (ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
               (iii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Restricted Shares.
          (d) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 4(b)(v) and 4(c)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 4(b)(ii)) and 4(c)(i).
     5. Repayment. The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award.
     6. Extended Absence, Retirement, Downsizing and Approved Termination for Program Analysts.
          (a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraphs 3(b)(i) and 3(b)(iv) and 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement (as defined below), the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End French Alternative RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions). Notwithstanding anything to the contrary in the Plan or otherwise, “Retirement” means termination of your Employment (other than for Cause) on or after the Date of Grant at a time when (i) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60, (ii) you have completed at least ten (10) years of service with the Firm (as determined by the Committee in its sole discretion), and (iii) you have completed one year of service with the Firm following the Date of Grant (as determined by the Committee in its sole discretion). Any termination of Employment by reason of Extended

Absence or Retirement shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(iv).
          (b) Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding Year-End French Alternative RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding Year-End French Alternative RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Year-End French Alternative RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 6(b) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
          (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End French Alternative RSUs shall become Vested), but all other conditions of this Award Agreement shall continue to apply (including, without limitation, Paragraphs 3(b)(i) and 3(b)(iv)). Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(iv).
          (d) Notwithstanding any other provision of this Award Agreement, if you are classified by the Firm as a “program analyst,” and your Employment is terminated without Cause solely by reason of an “approved termination” with respect to your participation in the program prior to any Vesting Date specified on your Award Statement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End French Alternative RSUs that were Outstanding but had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End French Alternative RSUs shall become Vested), but all other conditions of this Award Agreement shall continue to apply (including, without limitation, Paragraphs 3(b)(i) and 3(b)(iv)). Unless otherwise determined by the Committee, for purposes of this Paragraph 6(d), an “approved termination” shall mean a termination of Employment from the analyst program where: (i) you complete your analyst program, (ii) you receive a bonus for completing the analyst program and (iii) you terminate Employment with the Firm immediately after you complete the analyst program, without any “stay-on” or other agreement or understanding to continue Employment with the Firm. If you agree to stay with the Firm as an employee after your analyst program ends and then later terminate Employment, you will not have an

“approved termination.” An “approved termination” shall not affect any applicable Transfer Restrictions, and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(b)(iv).
     7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except Paragraphs 3(b)(i), 3(b)(iv), 9(j) and 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding Year-End French Alternative RSUs, whether or not Vested, shall be delivered (but not earlier than the second anniversary of the Date of Grant) and the Transfer Restrictions shall cease to apply (but not earlier than the second anniversary of the applicable Delivery Date).
     8. Dividend Equivalent Rights; Dividends. Each Year-End French Alternative RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding Year-End French Alternative RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding Year-End French Alternative RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to Year-End French Alternative RSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan. You shall be entitled to receive on a current basis any regular cash dividend paid by GS, Inc. in respect of your Restricted Shares held in a special custody account or in a special brokerage account, and the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Restricted Shares.
     9. Certain Additional Terms, Conditions and Agreements.
          (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s ___fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
          (b) If you are or become a Managing Director, your rights in respect of the Year-End French Alternative RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (c) Your rights in respect of your Year-End French Alternative RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
          (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
          (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End French Alternative RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Year-End French Alternative RSU Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.
          (f) In addition to the legends described in Paragraph 3(b)(iv) hereof, GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
          (g) You undertake to comply with (and take all steps requested by the Firm to assure that it complied with) the reporting requirements to be established by French law and regulations in order to benefit from the tax and social security regime set forth under article 83 of the Finance Bill for 2005 (#2004-1484) dated December 30, 2004, article 41 of the law #2005-842 dated July 26, 2005 and articles 34, 39, 40 and article 41 of the Law #2006-1770 dated December 30, 2006.
          (h) Without limiting the application of Paragraph 4(b), if:
               (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding Year-End French Alternative RSUs and/or the Restricted Shares delivered in respect of your Year-End French Alternative RSUs would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
               (ii) following your termination of Employment other than described in Paragraph 9(h)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End French Alternative RSUs and/or Restricted Shares delivered in respect of Year-End French Alternative RSUs;
then, in the case of Paragraph 9(h)(i) above only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End French Alternative RSUs you then hold that had not yet become Vested (as a result of which such Year-End French Alternative RSUs shall become Vested) and, in the case of Paragraphs 9(h)(i) and 9(h)(ii) above, any Transfer Restrictions shall cease to apply, and, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of Shares underlying, your then Outstanding Vested Year-End French Alternative RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.
          (i) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
          (j) Notwithstanding any other provision of this Award Agreement, the Plan or otherwise, by accepting your Year-End French Alternative RSUs, you understand and agree that, if you are or become a “senior executive officer” (as defined in the regulations promulgated under the Emergency Economic Stabilization Act of 2008 (the Act, together with the regulations, the “EESA”)):
               (i) No term or condition will apply to your Year-End French Alternative RSUs or Restricted Shares to the extent that such term or condition would result in a violation of the Firm’s obligations under the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), as determined by the Firm in its sole discretion;
               (ii) The Firm reserves the right to add any terms or conditions to your Year-End French Alternative RSUs or Restricted Shares as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP;
               (iii) You will be required to repay any Shares delivered pursuant to any Year-End French Alternative RSUs, in accordance with Paragraph 5 and Section 2.6.3 of the Plan, as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP; and
               (iv) You agree to waive any claim against the United States or the Firm for any amendments to your Year-End French Alternative RSUs or Restricted Shares that the Firm deems necessary in its sole discretion to satisfy its obligations under the CPP. This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the EESA, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which the EESA was adopted and any tort or constitutional claim about the effect of the EESA on your employment relationship.
     10. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver Shares or to remove the Transfer Restrictions under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.

     11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. For the avoidance of doubt, your acceptance of Paragraph 9(j) constitutes your consent to any amendments (including amendments which materially adversely affect your rights and obligations) to your Year-End French Alternative RSUs or Restricted Shares contemplated under such Paragraph. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
     13. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End French Alternative RSUs may transfer some or all of their Year-End French Alternative RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Compliance of Award Agreement and Plan With Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.
          (a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the Plan provisions that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern; provided, however, in the event of any conflict or potential inconsistency between this Paragraph 15 and Paragraph 9(j), Paragraph 9(j) will govern.
          (b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your Year-End French Alternative RSUs required by this Agreement (including, without limitation, those specified in Paragraphs 3(b) and (c), 6(b) and (c) (execution of waiver and release of claims and agreement to pay associated tax liability) and 9 and the consents and other items specified in Section 3.3 of the Plan) are satisfied, and shall occur by March 15 of the calendar year in which the Delivery Date occurs unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Treasury Regulations section (“Reg.”) 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, Regs.
1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the Plan pertaining to Code Section 162(m)) and 1.409A-3(d).
          (c) Notwithstanding the provisions of Paragraph 3(b)(iii) and Section 1.3.2(i) of the Plan, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your Year-End French Alternative RSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. 1.409A-2(b)).
          (d) Notwithstanding the timing provisions of Paragraph 3(c), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
          (e) The delivery of Shares referred to in Paragraph 7 shall occur on the earlier of (i) the Delivery Date or (ii) within the calendar year in which the termination of Employment occurs (but not earlier than the second anniversary of the Date of Grant); provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery shall occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period) (but not earlier than the second anniversary of the Date of Grant). For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean separation from service (as defined by the Firm in accordance with Section 409A).
          (f) Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the Plan to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding Year-End French Alternative RSUs shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding Year-End French Alternative RSUs.
          (g) The timing of delivery or payment referred to in Paragraph 9(h) shall be the earlier of (i) the Delivery Date or (ii) within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
          (h) Paragraph 10 and Section 3.4 of the Plan shall not apply to Awards that are 409A deferred compensation.
          (i) Delivery of Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).
     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.
By:
By:
Name:
Title: